EXHIBIT 5

                                    McGuire Woods
                               Battle & Boothe, L.L.P.

                                   One James Center
                              Richmond, Virginia  23219

                                  November 21, 1995




          Circuit City Stores, Inc.
          9950 Mayland Drive
          Richmond, Virginia 23233-1464

                      Circuit City Stores, Inc. (the "Company")

          Ladies and Gentlemen:

                    You propose to file as soon as possible with the Securities and Exchange Commission a registration statement on Form S-8 (the "Registration Statement") relating to the Circuit City Stores, Inc. 1994 Stock Incentive Plan, as amended February 10, 1995 (the "1994 Plan") and the Circuit City Stores, Inc. Amended and Restated 1989 Non-Employee Directors Stock Option Plan (the "1989 Plan"). The Registration Statement covers (i) 1,321,682 shares of Common Stock, par value $.50, of the Company (the "Common Stock") which have been reserved for issuance under the 1994 Plan and (ii) 50,000 shares of Common Stock which have been reserved for issuance under the 1989 Plan. The Registration Statement also covers 1,371,682 Rights to Purchase Preferred Stock, Series E, $20.00 par value, of the Company (the "Rights"), attached in equal number to the shares of Common Stock which may be issued under the 1994 Plan and the 1989 Plan.

                    We are of the opinion that the 1,321,682 shares of Common Stock which are authorized for issuance under the 1994 Plan and the 50,000 shares of Common Stock which are authorized for issuance under the 1989 Plan, when issued or sold in accordance with the terms and provisions of the 1994 Plan and 1989 Plan, respectively, will be duly authorized, legally issued, fully paid and nonassessable.

          Circuit City Stores, Inc.
          November 21, 1995
          Page 2


                    We are also of the opinion that the 1,371,682 Rights, when issued in accordance with the terms and provisions of the Rights Agreement dated as of April 29, 1988 between the Company and Norwest Bank Minnesota, N.A., as successor to Crestar Bank, will be duly authorized, legally issued, fully paid and nonassessable. Our opinion with respect to the Rights is subject to all the assumptions and qualifications with respect to such matters set forth in our opinion, dated June 16, 1988, to the Board of Directors of the Company. We hereby reaffirm our opinion of June 16, 1988, a copy of which is attached to this opinion. In our opinion regarding the Rights, we discussed whether certain provisions of Section 13.1-638 of the Virginia Code might prohibit the restrictions on transfer imposed under the agreement governing the Rights. The Virginia Code was amended in 1990 to provide that, notwithstanding such provisions of Section 13.1-638, the terms of rights issued by a corporation may include restrictions on transfer by designated persons or classes of persons.

                    We consent to the use of this opinion as Exhibit 5 to the Registration Statement.


                                        Very truly yours,

                                  /s/ MCGUIRE, WOODS, BATTLE & BOOTHE, L.L.P.
                                 MCGUIRE, WOODS, BATTLE & BOOTHE, L.L.P.

                                    June 16, 1988



          Board of Directors
          Circuit City Stores, Inc.
          2040 Thalbro Street
          Richmond, Virginia  23230

          Gentlemen:

               This will confirm our opinion, given orally to the Board of Directors of Circuit City Stores, Inc., a Virginia corporation (the "Company"), with respect to the Board's adoption of a Shareholder Rights Plan (the "Plan") on the terms set forth in the Rights Agreement (the "Rights Agreement") which was submitted to the Board prior to adoption. Under the Plan, the Board of Directors has authorized the issuance by the Company of rights (the "Rights") to purchase 1/100th of a share of the Company's Cumulative Participating Preferred Stock, Series E, par value $20.00 per share ("Series E Preferred Stock"), as a dividend distribution to holders of the Common Stock, par value $1.00 per share (the "Common Stock"), of the Company.

               In connection with this opinion, we have reviewed the Articles of Restatement and Bylaws of the Company as amended; the Rights Agreement; the resolutions adopted by the Board of Directors on April 29, 1988, providing among other things for the distribution of the Rights and approving the Rights Agreement; the Company's letter to shareholders concerning the Rights distribution; and such other matters as we consider necessary.
          We have examined those Virginia statutes and judicial decisions as we have deemed relevant. Although we have also examined certain statutes and judicial decisions from other jurisdictions, we express no opinion herein concerning the laws of any state other than Virginia.

          Summary of the Plan

               Each Right issued under the Plan will entitle the holder to purchase 1/100th of a share of Series E Preferred Stock for $140.00, subject to certain anti-dilution adjustments. However, the Rights are not exercisable (and cannot be transferred separately from the Common Stock) until the close of business on the tenth day after the first date of public announcement that a person or group has acquired beneficial ownership of 20% or more of the Common Stock (an "Acquiring Person") or after the close of business on the tenth business day after the date a person or group commences or first publicly announces its intention to commence a tender or exchange offer the consummation of which would result in beneficial ownership by such person or group of 30% or more of the Common Stock. In the event that any other entity should merge or otherwise combine with the Company or enter into certain specified transactions with it, each Right

          Board of Directors
          Circuit City Stores, Inc.
          June 16, 1988
          Page 2

          would then entitle the holder to purchase that number of shares of common stock of such other entity or, in the case of certain transactions where the other entity is an Acquiring Person, that number of shares of Common Stock, which at the time of the transaction would have a market value of two times the then exercise price of the Right. The Board of Directors of the Company may redeem all of the Rights at a price of $.01 per Right at any time until ten days after any person or group acquires beneficial ownership of 20% or more of the Common Stock.

          Reasons for the Plan

               We understand that the Board of Directors believes that the current market price of the Common Stock does not reflect the long-term potential of the Company. Given the present popularity and ease of consummating an unsolicited takeover of a major corporation, the Board believes that adoption of the Plan will make the Company less vulnerable to abusive and unfair takeover tactics by giving the Board the time and flexibility to ensure that all shareholders are protected in their right to retain their investment, or to secure full value for it, while not precluding a fair acquisition of the Company. Although we understand that the Company has no knowledge that any person or group is presently engaged in such tactics with respect to the Company, the Board is concerned that present law and existing provisions of the Company's Articles of Restatement and Bylaws do not provide adequate protection against such tactics.

               We understand that the Board's principal purpose in adopting the Plan is to encourage any potential acquiror to negotiate in advance with the Company, thereby enabling the Board to act in the best interests of all the shareholders. The Board has acknowledged that the Plan is not intended to deter or prevent an offer which would be in the best interests of all shareholders or to affect adversely any person or group's ability to obtain representation on or control of the Company's Board of Directors through proxy contests.

          Matters Considered by the Board

               The Board of Directors considered proposals similar to the Plan at meetings held on February 16, 1988 and April 19, 1988.
          On April 22, 1988 a Special Committee of the Board of Directors met to review a subsequent proposal and to discuss various issues in connection with the Plan. On April 29, 1988 the entire Board of Directors met to consider and vote on the recommendations of the Special Committee. The directors were assisted in their deliberations not only by officers of the Company but also by

          Board of Directors
          Circuit City Stores, Inc.
          June 16, 1988
          Page 3

          independent financial advisors and legal counsel. Factors discussed during these meetings included (i) the takeover environment generally and as it relates to retailers of consumer electronics and appliances; (ii) the vulnerability of the Company to a takeover generally and to particular takeover tactics, in light of present law and existing provisions of the Company's Articles of Restatement and Bylaws; (iii) the financial and other characteristics of the Company which could make the Company an attractive target; (iv) the provisions, purposes and potential effects of the Plan; (v) whether the Plan is reasonably related to and effective in accomplishing its intended purposes; (vi) the effect of the Plan, if any, on potential offers for all of the Common Stock; (vii) the redemption features of the Plan, including the possibility that the Rights might become non-redeemable and the consequences thereof in obtaining a fair price for all shareholders in a subsequent negotiated transaction;
          (viii) the potential effect of the Plan on the market price of the Common Stock and on the ability of the Company to secure financing to meet future needs; and (ix) whether the exercise price under the Rights is reasonably related to the value of the Company.

               The Board also considered that Virginia has recently adopted a new statute barring for a three year period certain significant transactions between a corporation and any person who, without the prior approval of the Board, becomes a holder of more than 10% of its voting shares (an "Interested Shareholder") unless the transaction has been approved by a majority of the independent directors and by the affirmative vote of the holders of two-thirds of the voting shares other than the shares beneficially owned by the Interested Shareholder. After the three year period ends, these transactions with the Interested Shareholders are prohibited unless they are approved by the independent directors or two-thirds of the other shareholders or all shareholders are paid a "fair price" for their shares. In general, the statute bases "fair price" on prices paid by the Interested Shareholder in acquiring his position. We understand that the Board believes the Plan supplements the protection provided by the statute by helping to ensure that shareholders realize the full long-term potential value for their Common Stock.

               It is our understanding that the Board has concluded that the Rights (i) serve a legitimate corporate purpose and are reasonably related to accomplishing that purpose, (ii) have an exercise price which is reasonably related to the value of the Company, (iii) are in the best interests of the Company and its shareholders, and (iv) have not been proposed for the purpose of perpetuating the directors' or management's control over the Company.

          Board of Directors
          Circuit City Stores, Inc.
          June 16, 1988
          Page 4

          Legal Authorization of the Rights

               The Virginia Stock Corporation Act authorizes the board of directors of a corporation to issue rights, options and warrants for the purchase of shares of the corporation on such terms as it may approve, except in limited circumstances not applicable here.
          Section 13.1-646 of the Virginia Code provides that:

               A corporation may create or issue rights, options or
               ----------------------------------------------------
               warrants for the purchase of shares of the corporation
               ------------------------------------------------------
               upon such terms and conditions and for such
               -------------------------------------------
               consideration, if any, and such persons as may be
               -------------------------------------------------
               approved by the board of directors.  If such rights,
               -----------------------------------
               options or warrants are to be issued to directors, officers or employees as such of the corporation or any subsidiary thereof, and not to the shareholders generally, their issuance shall be authorized by the shareholders of the corporation who are entitled to vote generally in the election of directors, or shall be authorized by and consistent with a plan approved or ratified by such shareholders, unless the articles of incorporation provide that shareholder approval is not required. (emphasis supplied)

               The terms of Section 13.1-646 are broad, and we have not found any legislative history or judicial decision indicating that the language of the statute should be narrowly construed so as to deprive boards of directors of the authority to issue rights similar to those contemplated under the Plan. We note that similarly broadly-worded provisions of the Delaware General Corporation Law have been held by the Delaware Supreme Court to authorize a Board of Directors to issue rights with features similar to those of the Plan. Moran v. Household International, Inc., 500 A.2d 1346 (Del. 1985) ("Household"); Revlon, Inc. v. MacAndrew & Forbes Holdings, Inc. 506 A.2d 173 (Del. 1986) ("Revlon").

               Based on the language of the Virginia statues, the Household and Revlon cases and the absence of contrary Virginia precedent, we believe that a Virginia court should hold that the Plan and the issuance of the Rights are authorized by Section 13.1-646.

          Restriction on Transfer to an Acquiring Person

               The Plan provides that Rights cannot be transferred to any person who is or, as a result of the transfer of Common Stock related to the Rights, becomes, directly or indirectly, an Acquiring Person or an associate or affiliate of an Acquiring Person. Any such purported transfer shall be without effect and

          Board of Directors
          Circuit City Stores, Inc.
          June 16, 1988
          Page 5

          the holder of such Right prior to the purported transfer shall continue to have all rights with respect to such Right, whether under any provision of the Rights Agreement or otherwise. However, any transfer of Rights to such person before he becomes such an Acquiring Person (or an associate or affiliate) would be valid.

               Section 13.1-649 of the Virginia code permits, among other things, a restriction on transfer to any person or class of persons, if the restriction is not "manifestly unreasonable." Since the purpose of the Rights is to make the Company less vulnerable to abusive and unfair takeover tactics by giving the Board the time and flexibility to ensure that all shareholders are protected in their right to retain their investment, or to secure full value for it, while not precluding a fair acquisition of the Company, we believe that a court applying Virginia law should hold that (i) the restrictions on transfer set forth in the Plan are for a reasonable purpose and (ii) not permitting Rights to be transferred to an Acquiring Person and its affiliates and associates is not manifestly unreasonable.
          Without these restrictions on transfer, certain types of unfair or coercive transactions could be pursued by a potential acquiror without regard to the Rights, thereby undermining the function of the Rights in encouraging a potential acquiror to negotiate with the Board and to pay fair value to the Company's shareholders.

               Someone seeking to attack the Plan might argue that the provisions of Section 13.1-638 of the Virginia Code (which provides that all shares of a class must have preferences, limitations and relative rights identical to those of other shares) prohibit the discriminatory effect of the restrictions on transfer imposed under the Plan.

               Courts in some jurisdictions have held that rights plans violate statutes similar to Section 13.1-638 because of provisions which, in certain circumstances, invalidate rights held by the potential acquiror. These courts have held that the statutory provisions in question prohibit discrimination among shareholders. See, e.g., Amalgamated Sugar Co. v. NL Industries, inc., 644 F. Supp. 1229 (S.D.N.Y. 1986), R. D. Smith & Co., Inc.
          v. Preway, Inc., 644 F. Supp. 868 (W.D. Wis. 1986). On the other hand, courts in other jurisdictions dealing with similar plans and statutory provisions, have held that the prohibition against discrimination only extends to the shares and does not prohibit discrimination among shareholders. Using this reasoning, these courts upheld the provisions in the plans which restricted the exercisability of the rights by certain holders. See, e.g., Dynamics Corp. of America v. CTS Corp., 805 F. 2d 705 (7th Cir.
          1986), Gelco Corp. v. Coniston Partners, 652 F. Supp. 829

          Board of Directors
          Circuit City Stores, Inc.
          June 16, 1988
          Page 6

          (D.Minn. 1986), aff'd in part and vacated in part, 811 F.2d 414 (8th Cir. 1987).

               Whether or not Section 13.1-638 would prohibit attempts to invalidate rights already held by a person because of discrimination among existing security holders, we believe that a court applying Virginia law should hold that any such principles would be inapplicable to the transfer restrictions contained in the Plan. These transfer restrictions may prevent a person from acquiring more Rights but do not affect his ability to exercise Rights previously acquired.

          Standard of Conduct of the Board of Directors

               Directors of a corporation stand in a fiduciary relationship to their corporation, and therefore impliedly to their shareholders, and have a duty to exercise due care in making decisions. To fulfill their obligations, directors must have access to and consider reasonably available information relevant to their decisions. Directors are generally protected against liability for actions taken in exercise of their duties as directors by the business judgment rule. This rule accords a presumption of validity to directors' actions unless it is shown that the directors acted in bad faith, fraudulently or in their own self interest. Courts applying Virginia law have recognized the business judgment rule. Penn v. Pemberton & Penn, 189 Va. 649, 53 S.E. 2d 823 (1949); Abella v. Universal Leaf Tobacco Co., Inc., 495 F. Supp. 713 (E.D. Va. 1980), reconsidered at 546 F. Supp. 795 (E.D. Va. 1980).

               In the 1986 revision of the Virginia Stock Corporation Act, the General Assembly adopted a statutory standard of conduct for directors. If a director performs his duties in accordance with this standard of conduct, he is not liable for any action taken as a director. Thus, the General Assembly has codified the business judgment rule for directors of Virginia corporations. To date there have been no judicial interpretations of the new statute.

               Section 13.1-690 of the Virginia Code sets forth the general standard of conduct for directors and provides as follows:

                    A.   A director shall discharge his duties as
                         ----------------------------------------
                    a director, including his duties as a member
                    --------------------------------------------
                    of a committee, in accordance with his good
                    -------------------------------------------
                    faith business judgment of the best interests
                    ---------------------------------------------
                    of the corporation.
                    -------------------

          Board of Directors
          Circuit City Stores, Inc.
          June 16, 1988
          Page 7

                    B.   Unless he has knowledge or information
                    concerning the matter in question that makes
                    reliance unwarranted, a director is entitled
                    to rely on information, opinions, reports or
                    statements, including financial statements
                    and other financial data, if prepared or
                    presented by:


                         1.   One or more officers or employees
                         of the corporation whom the director
                         believes, in good faith, to be reliable
                         and competent in the matters presented;

                         2.   Legal counsel, public
                         accountants, or other persons as to
                         matters the director believes, in
                         good faith, are within the person's
                         professional or expert competence;
                         or

                         3.   A committee of the board of
                         directors of which he is not a
                         member if the director believes, in
                         good faith, that the committee
                         merits confidence.

                    C.   A director is not liable for any action
                         ---------------------------------------
                    taken as a director, or any failure to take
                    -------------------------------------------
                    any action, if he performed the duties of his
                    ---------------------------------------------
                    office in compliance with this section.
                    ---------------------------------------

                    D.   A person alleging a violation of this
                    section has the burden of proving the
                    violation.  (emphasis supplied)

               Commentary from the drafters of this section reflects an intention to simplify the standard of conduct and to avoid measuring the conduct against a reasonable man standard. Instead courts should look to the director's good faith decision of what is in the best interests of the corporation. The drafters believed that under this standard, a director could be more certain that he is acting properly than under previous judicial decisions.

               While there have been no Virginia cases applying Section 13.1-690 of the Virginia Code or the business judgment rule to actions of boards of directors in issuing rights similar to those contemplated by the Plan, several recent cases from other

          Board of Directors
          Circuit City Stores, Inc.
          June 16, 1988
          Page 8

          jurisdictions have examined director conduct in just such a context. The most notable of these cases is the Household case, in which the Delaware Supreme Court held that the business judgment rule as construed in that state applies to the adoption of a shareholder rights plan. The Household court also recognized the propriety of adopting such a plan in preparation for the possibility of an unfriendly takeover attempt:

                    . . . pre-planning for the contingency of a
                    hostile takeover might reduce the risk that,
                    under the pressure of a takeover bid,
                    management will fail to exercise reasonable
                    judgment.  Therefore, in reviewing a pre-
                                          -------------------
                    planned defensive mechanism it seems even
                    -----------------------------------------
                    more appropriate to apply the business
                    --------------------------------------
                    judgment rule.
                    --------------

                    Moran v. Household International, Inc.,
                    supra, 500 A.2d at 1350 (1985) (emphasis supplied).

               More recently, the Delaware Supreme Court in the Revlon case has determined that the adoption of a rights plan similar to the Plan was within the power of the board of directors and was valid under the circumstances existing at the time of its adoption. In an Illinois federal case applying Indiana law (which was assumed to follow Delaware law), the court dismissed arguments relating to the power of a board of directors to adopt the rights plan under review, although it issued a preliminary injunction against the plan on the grounds that under the circumstances the particular plan was unreasonable in relationship to the particular threat to the corporation. Dynamics Corp. of America
          v. CTS Corp., 637 F. Supp. 406 (N.D. Ill. 1986), aff'd, 794 F. 2d
          250 (7th Cir. 1986).

               The basic principles of the business judgment rule and of
          Section 13.1-690 of the Virginia Code are, we believe, quite similar under Virginia and Delaware law. Accordingly, we believe that the analysis and conclusions of the Delaware Supreme Court on such issues arising under Delaware law would be favorably considered by a Virginia court in considering whether the adoption of the Plan was a proper exercise of business judgment under Section 13.1-690.

               Given the broad authorization contained in Section 13.1-646 with respect to the power of boards of directors to create and issue rights on such terms as it determines and the provisions of
          Section 13.1-690 which protect directors from liability for actions taken in exercise of their good faith business judgment

          Board of Directors
          Circuit City Stores, Inc.
          June 16, 1988
          Page 9

          of the best interests of the corporation, we believe a Virginia court should apply the Household and Revlon decisions and their reasoning to the decision of the Board of Directors to adopt the Plan and to issue the Rights.

          Opinion

               Based upon the foregoing, we are of the opinion that a court applying Virginia law should hold that:

               1. The adoption of the Plan and declaration of the Rights dividend distribution was a matter properly within the business judgment of the Board of Directors of the Company.

               2. All corporate action required under the laws of Virginia has been taken (i) for the authorization of issuance of the Rights in accordance with the terms of the Rights Agreement,
          (ii) for the authorization of issuance of the Series E Preferred Stock in accordance with the Articles of Restatement of the Company, and (iii) for the Rights, when issued, to be validly issued.

               This opinion is limited to the adoption of the Plan by the Board of Directors. Any further action or inaction by the Board of Directors with respect to the Plan, including a decision relating to the redemption of the Rights, will be judged in light of all the relevant facts and circumstances applicable at the time. This opinion is furnished solely for your benefit and may not be relied on by any other person.

                                             Very truly yours,

                                        /s/ MCGUIRE, WOODS, BATTLE & BOOTHE
                                       MCGUIRE, WOODS, BATTLE & BOOTHE